Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data”, and “Experts”, and to the use of our reports dated March 5, 2004, in the Registration Statement (Form S-1) and related Prospectus of Advertising.com, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland

March 31, 2004